Exhibit 4.12

NOTE PURCHASE AGREEMENT

Dated as of June 26, 2007

Among

UNITED AIR LINES, INC.,

WILMINGTON TRUST COMPANY,

as Pass Through Trustee under each of the

Pass Through Trust Agreements

and

WILMINGTON TRUST COMPANY,

as Subordination Agent

Vedder, Price, Kaufman & Kammholz, P.C.

Chicago, Illinois

TABLE OF CONTENTS

		Page
Section 1.	Purchase of Notes	2
Section 2.	Conditions Precedent	2
Section 3.	Representations and Warranties	7
Section 4.	Covenants	10
Section 5.	Notices	11
Section 6.	Further Assurances	11
Section 7.	Miscellaneous	11
Section 8.	Governing Law	12

Schedules
Schedule I	Notes, Purchasers, Interest Rate, Principal Amount and Maturity Date
Schedule II	Aircraft, Aircraft Registration Number, Indenture, Series Issued and Principal Amount
Schedule III	Indentures

Annex
Annex A	Definitions

i

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of June 26, 2007 (this “Agreement”), among (i) UNITED AIR LINES, INC., a Delaware corporation (the “Company”), (ii) WILMINGTON TRUST COMPANY (“WTC”), a Delaware banking corporation, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity together with its successors in such capacity, the “Pass Through Trustee”) under each of the three separate Pass Through Trust Agreements (as defined below), and (iii) WILMINGTON TRUST COMPANY, a Delaware banking corporation, as subordination agent and trustee (in such capacity together with its successors in such capacity, the “Subordination Agent”) under the Intercreditor Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A hereto;

WHEREAS, the Company is the owner of two (2) Boeing 767-300 aircraft, three (3) Boeing 747-400 aircraft and eight (8) Boeing 777-200 aircraft (collectively, the “Aircraft”) for which it desires to obtain financing;

WHEREAS, pursuant to each Indenture, the Company proposes to issue up to three (3) series of equipment notes (the “Equipment Notes”), on the Closing Date, all of which are to be secured by the mortgage and security interest in the Aircraft granted pursuant to each Indenture by the Company in favor of the related Loan Trustee and to be subject to the subordination provisions contained therein;

WHEREAS, Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes with respect to each Aircraft to the extent provided on Schedule II hereto (each, a “Series”) will be issued on the Closing Date to the Subordination Agent acting on behalf of the Pass Through Trustee for the applicable Pass Through Trust as evidence of the Company’s indebtedness to the Pass Through Trustee;

WHEREAS, UAL Corporation, a Delaware corporation (“UAL”), will guarantee the payment obligations of the Company under the Indentures, the Participation Agreements and the Equipment Notes pursuant to a guarantee dated as of the date hereof (the “UAL Guarantee”);

WHEREAS, pursuant to each of the Pass Through Trust Supplements (the “Trust Supplements”; and together with the Basic Pass Through Trust Agreement, the “Pass Through Trust Agreements”), on the Closing Date, a separate grantor trust (each, a “Pass Through Trust”) will be created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of enhanced pass through certificates pursuant thereto (collectively, the “Certificates”) to provide the financing for the Aircraft;

WHEREAS, the proceeds from the issuance and sale of the Certificates will be applied by the Subordination Agent, acting on behalf of the Pass Through Trustee, to purchase from the Company on behalf of each Pass Through Trust, the Equipment Notes bearing the same interest rate as the Stated Interest Rate for the Certificates issued by the related Pass Through Trust;

[Note Purchase Agreement]

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Morgan Stanley Senior Funding, Inc., a corporation organized under the laws of the State of Delaware (the “Liquidity Provider”) entered into two revolving credit agreements (each, a “Liquidity Facility”), one each for the benefit of the Certificateholders of the Class A and Class B Pass Through Trusts, in each case, with the Subordination Agent, as agent and trustee for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, the Liquidity Provider and the Subordination Agent have entered into the Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”);

WHEREAS, the payment obligations of the Liquidity Provider will be guaranteed by Morgan Stanley (“Liquidity Provider Guarantor”) pursuant to a guarantee agreement dated the date hereof (the “Liquidity Provider Guarantee”); and

WHEREAS, the Company has entered into the Underwriting Agreement dated June 19, 2007 (the “Underwriting Agreement”) with the several Underwriters (the “Underwriters”) named therein, which provides that the Company will cause each Pass Through Trustee to issue and sell the Certificates to the Underwriters.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Purchase of Notes. Subject to the satisfaction or waiver of the conditions set forth herein, on June 26, 2007, or on such other date agreed to by the parties hereto (the “Closing Date”):

(i) the Pass Through Trustee for each Pass Through Trust shall pay to the Company the purchase price set forth on Schedule I for each Equipment Note being issued and sold by the Company to such Pass Through Trust; and

(ii) the Company shall issue, pursuant to Article 2 of each Indenture, to the Subordination Agent, on behalf of the Pass Through Trustee for each of the Pass Through Trusts, an Equipment Note having the Series, maturity date and principal amount and bearing the interest rate set forth on Schedule I opposite the name of such Pass Through Trust.

(b) All payments pursuant to Section 1(a)(i) shall be made in immediately available funds to such accounts and at such banks as the Company shall designate on Schedule I or as it may otherwise designate in writing not less than one Business Day prior to the Closing Date.

Section 2. Conditions Precedent. (a) Conditions Precedent to the Obligations of the Pass Through Trustees. The obligation of the Pass Through Trustees to make the payments described in Section 1(a)(i) and to enter into the Financing Agreements to which it is a party are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent:

[Note Purchase Agreement]

(i) No change shall have occurred after the date of the execution and delivery of this Agreement in applicable Law that makes it a violation of Law for (a) the Company, any Pass Through Trustee, any Loan Trustee or the Subordination Agent to execute, deliver and perform the Operative Agreements to which any of them is a party or (b) any Pass Through Trustee to make the payments described in Section 1(a), to acquire the Equipment Notes or to realize the security afforded by the Indentures.

(ii) the Company shall have tendered the Equipment Notes to the applicable Loan Trustee for authentication and the Loan Trustee shall have authenticated such Equipment Notes and shall have tendered the Equipment Notes to the Subordination Agent on behalf of each Pass Through Trustee in accordance with Section 1.

(iii) The Subordination Agent, on behalf of each Pass Through Trustee, shall have received executed counterparts or conformed copies of the following documents:

(A) this Agreement;

(B) the Basic Pass Through Trust Agreement and each Trust Supplement;

(C) the Intercreditor Agreement;

(D) the Liquidity Facilities;

(E) the Liquidity Provider Guarantee;

(F) the Financing Statements;

(G) the UAL Guarantee; and

(H) the Indentures, the initial Indenture Supplements and the other Financing Agreements.

(iv) The Subordination Agent shall have received (A) a copy of the Restated Certificate of Incorporation and Bylaws of the Company and a copy of resolutions of the board of directors of the Company or the executive committee thereof, in each case certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company, duly authorizing the execution, delivery and performance by the Company of this Agreement and each other Operative Agreement required to be executed and delivered by the Company in accordance with the provisions hereof and thereof and (B) an incumbency certificate of the Company as to the person or persons authorized to execute and deliver the Operative Agreements on behalf of the Company.

[Note Purchase Agreement]

(v) The Subordination Agent shall have received (A) a copy of the Restated Certificate of Incorporation and Bylaws of UAL and a copy of resolutions of the board of directors of UAL or the executive committee thereof, in each case certified as of the Closing Date by the Secretary or an Assistant Secretary of UAL, duly authorizing the execution, delivery and performance by UAL of UAL Guarantee in accordance with the provisions thereof and (B) an incumbency certificate of UAL as to the person or persons authorized to execute and deliver the UAL Guarantee on behalf of UAL.

(vi) On the Closing Date, the representations and warranties of the Company contained in Section 3 hereof and in each Participation Agreement and the representations and warranties of the Subordination Agent contained in Section 3 hereof and the representations and warranties of each Loan Trustee in each Participation Agreement shall be true and correct in all material respects as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and the Company shall have performed and observed, in all material respects, all of the covenants of the Company in this Agreement and in any other Operative Agreement to which it is a party to be observed or performed by it as of the Closing Date.

(vii) On the Closing Date, no event shall have occurred and be continuing, or would result from the transactions contemplated hereby, which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Indenture Event of Default under any Indenture.

(viii) No Event of Loss with respect to the Aircraft shall have occurred and no circumstance, condition, act of event that, with the giving of notice or lapse of time or both, would give rise to or constitute an Event of Loss with respect to any Aircraft shall have occurred.

(ix) The Subordination Agent shall have received the following opinions of counsel, in each case, dated the Closing Date and with respect to such matters and in form and substance reasonably satisfactory to the Subordination Agent:

(A) an opinion of the General Counsel or Assistant General Counsel for the Company;

(B) an opinion of Vedder, Price, Kaufman & Kammholz, P.C., special aircraft counsel for the Company;

(C) an opinion of Cravath, Swaine, & Moore LLP, special securities law counsel for the Company;

(D) an opinion of (A) in house counsel of the Liquidity Provider, (B) in-house counsel of the Liquidity Provider Guarantor and (C) Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Liquidity Provider and Liquidity Provider Guarantor;

[Note Purchase Agreement]

(E) an opinion of Lytle Soulé & Curlee, special counsel in Oklahoma City, Oklahoma; and

(F) an opinion of Morris James LLP, special counsel for the Loan Trustees, Subordination Agent and the Pass Through Trustees.

(x) The Subordination Agent shall have received an independent insurance broker’s report, and certificates of insurance, in form and substance reasonably satisfactory to it, as to the due compliance with the terms of Section 4.06 of each Indenture with respect to the Aircraft.

(xi) On the Closing Date, the Company shall have good title to the Aircraft, free and clear of all Liens, except for Permitted Liens.

(xii) Each Loan Trustee shall be entitled to the benefits of Section 1110 (as currently in effect) with respect to the right to take possession of the related Airframe and related Engines and to enforce any of its other rights or remedies as provided in the related Indenture in the event of a case under Chapter 11 of the Bankruptcy Code in which the Company is a debtor.

(xiii) On the Closing Date, (a) the Indentures and Indenture Supplements entered into on the Closing Date and each other FAA Filed Document shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act and an AC Form 8050-135 shall have been duly submitted to the FAA, (b) the Subordination Agent shall have received priority search certificates identifying the registration of the International Interest made with the International Registry with respect to the interest created by the Indentures in the related Airframe and the related Engines and confirming that no other undischarged registrations have been made with respect to such Airframe or Engines and (c) each Financing Statement shall have been duly filed (or shall be in the process of being so duly filed) in the State of Delaware.

(xiv) No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Government Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any Government Entity, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Operative Agreement or the transactions contemplated hereby or thereby.

(xv) All appropriate action required to have been taken prior to the Closing Date by the FAA, or any governmental or political agency, subdivision or instrumentality of the United States, in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations,

[Note Purchase Agreement]

exemptions and approvals of such entities required to be in effect on the Closing Date in connection with the transactions contemplated by this Agreement and the other Operative Agreements shall have been issued.

Promptly upon the recording of the Indentures pursuant to the Act and registration of the International Interests, the Company shall cause Lytle Soulé & Curlee, special counsel in Oklahoma City, Oklahoma, to deliver to the Subordination Agent an opinion with respect to such recordation and registration.

(b) Conditions Precedent to the Obligations of the Company. The obligations of the Company to participate in the transactions contemplated hereby and to enter into the Operative Agreements to which the Company is a party are all subject to the fulfillment to the satisfaction of or waiver by the Company, on or prior to the Closing Date, of the following conditions precedent:

(i) Those documents described in Section 2(a)(iii) shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than the Company) in the manner specified in Section 2(a)(iii), shall each be satisfactory in form and substance to the Company, shall be in full force and effect on the Closing Date, and an executed counterpart of each thereof shall have been delivered to the Company or counsel for the Company.

(ii) The Company shall have received executed counterparts or conformed copies of the following documents, in form and substance satisfactory to the Company:

(A) the Underwriting Agreement; and

(B) the Liquidity Facility Fee Letter.

(iii) the Company shall have received a copy of the organizational documents, by-laws and general authorizing resolutions of the boards of directors (or executive committees) or other satisfactory evidence of authorization of each Loan Trustee, the Pass Through Trustees and the Subordination Agent, certified as of the Closing Date by the Secretary or an Assistant Secretary of each such party, respectively, that authorize the execution, delivery and performance by each Loan Trustee, the Pass Through Trustees and the Subordination Agent, respectively, of all the Operative Documents to which each such person is a party, together with such other documents and evidence with respect to each Loan Trustee, the Pass Through Trustees and the Subordination Agent as the Company or its counsel may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and each other Operative Agreement, the taking of all corporate proceedings in connection therewith and compliance with the conditions set forth herein.

(iv) A certificate signed by the Secretary or an Assistant Secretary of each Loan Trustee, the Pass Through Trustees and the Subordination Agent as to the

[Note Purchase Agreement]

Person or Persons authorized to execute and deliver this Agreement and any other Operative Agreement to be executed on behalf of such party in connection with the transactions contemplated hereby and as to the signature of such Person or Persons.

(v) The representations and warranties of each Loan Trustee, the Pass Through Trustee and the Subordination Agent contained in Section 3 and each other Operative Agreement to which it is a party shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

(vi) the Company shall have received the opinions set forth in Sections 2(a)(ix), in each case addressed to the Company and dated the Closing Date and otherwise in form and substance satisfactory to the Company.

(vii) The conditions precedent to the transactions specified in the Underwriting Agreement shall have been satisfied (or waived) in accordance with the terms thereof.

(viii) No change shall have occurred after the date of the execution and delivery of this Agreement in applicable Law that makes it a violation of Law for the Company, any Pass Through Trustee, any Loan Trustee or the Subordination Agent to execute, deliver and perform the Operative Agreements to which any of them is a party.

(ix) each of the conditions set forth in Section 2(a)(vii)-(xv) inclusive shall have been satisfied or waived by the Company, unless the failure of any such condition to be satisfied is the result of any action or inaction by the Company.

(x) The Company shall have received evidence satisfactory to it of the qualification of the Loan Trustees under Section 131(3) of the New York Banking Law.

Section 3. Representations and Warranties. (a) The Company represents and warrants that:

(i) the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a “citizen of the United States” as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the State of Delaware to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of the Company under this Agreement and each Financing Agreement to which it will be a party;

(ii) the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company and will not violate its Restated Certificate of Incorporation

[Note Purchase Agreement]

or by-laws or (other than any violation that would not result in a Material Adverse Change to the Company) the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii) assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(b) WTC represents and warrants that:

(i) WTC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a “citizen of the United States” as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of WTC, in its capacity as Subordination Agent or Pass Through Trustee, as the case may be, under this Agreement and each Financing Agreement to which it will be a party;

(ii) the execution and delivery by WTC, in its capacity as Subordination Agent or Pass Through Trustee, as the case may be, of this Agreement and the performance by WTC, in its capacity as Subordination Agent or Pass Through Trustee, as the case may be, of its obligations under this Agreement have been duly authorized by WTC, in its capacity as Subordination Agent or Pass Through Trustee, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii) this Agreement constitutes the legal, valid and binding obligations of WTC, in its capacity as Subordination Agent or Pass Through Trustee, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(c) The Pass Through Trustee hereby confirms to each of the other parties hereto that its representations and warranties set forth in Section 7.15 of the Basic Pass Through Trust Agreement and Section 4.03 of each Trust Supplement are true and correct as of the date hereof.

[Note Purchase Agreement]

(d) The Subordination Agent represents and warrants that:

(i) the Subordination Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it is or will be a party and to perform its obligations under this Agreement and each Financing Agreement to which it is or will be a party;

(ii) this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

(iii) none of the execution, delivery and performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the State of Delaware or any United States governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene the Subordination Agent’s articles of association or by-laws or result in any breach of, or constitute a default under, any agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

(iv) neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Delaware governmental authority or agency or any federal governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers;

(v) there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities); and

[Note Purchase Agreement]

(vi) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

Section 4. Covenants. (a) The Company covenants with each of the other parties hereto that:

(i) the Company shall not re-issue any Series B or Series C Equipment Notes or issue any Additional Series Equipment Notes pursuant to any Indenture, unless it shall have obtained a Rating Agency Confirmation from each Rating Agency. Any reissuance of the Series B or Series C Equipment Notes and issuance of Additional Series Equipment Notes shall be subject to the terms of Section 9.1(c) and 9.1(d), respectively, of the Intercreditor Agreement.

(ii) Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of the Company to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Company will, at the Subordination Agent’s request from time to time but in any event no more frequently than once every three months, provide to the Subordination Agent a statement setting forth the following information with respect to each Aircraft then subject to the lien of an Indenture: (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft and (C) the location of the Engines (as defined in the respective Indentures to which such Aircraft are subject). As used in this sentence, the terms “Triggering Event”, “Indenture Default”, “Regular Distribution Date” shall have the respective meanings set forth in the Intercreditor Agreement as originally executed.

(b) WTC, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a “citizen of the United States” as defined in Section 40102(a)(15) of the Act and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith. Upon WTC giving any such notice, WTC shall, subject to Section 8.02 of any Indenture then entered into, resign as Loan Trustee in respect of such Indenture.

(c) The Subordination Agent covenants with each of the other parties hereto that it will not agree or consent to any amendment or modification to any Liquidity Facility or the United Provisions (as defined in the Intercreditor Agreement) of the Intercreditor Agreement without the Company’s consent.

[Note Purchase Agreement]

Section 5. Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, addressed to such party hereto at its address or facsimile number set forth below the signature of such party at the foot of this Agreement or to such other address or facsimile number as such party may hereafter specify by notice to the other parties.

Section 6. Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

Section 7. Miscellaneous. (a) Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent, and the Pass Through Trustee, and the Company’s, the Subordination Agent’s, and the Pass Through Trustee’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

(b) This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

(c) This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Underwriters) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Underwriters) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

[Note Purchase Agreement]

Section 8. Governing Law. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)).

[Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

UNITED AIR LINES, INC.

By:	/s/ Stephen Lieberman
Name:	Stephen Lieberman
Title:	Vice President and Treasurer

Address:	77 West Wacker Drive
Chicago, Illinois 60601
	Attention:	Stephen R Lieberman,
Vice President & Treasurer
	Facsimile:	(312) 997-8333

with a copy to:

Address:	77 West Wacker Drive
Chicago, Illinois 60601
	Attention:	Paul R. Lovejoy,
Senior Vice President,
General Counsel and Secretary
	Facsimile:	(312) 997-8333

[Note Purchase Agreement]

WILMINGTON TRUST COMPANY, not in its individual capacity, except as otherwise provided herein, but solely as Pass Through Trustee

By:	/s/ W. Chris Sponenberg
Name:	W. Chris Sponenberg
Title:	Vice President

Address:	Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration
Facsimile: (302) 636-4140

WILMINGTON TRUST COMPANY, not in its individual capacity, except as otherwise provided herein, but solely as Subordination Agent

By:	/s/ W. Chris Sponenberg
Name:	W. Chris Sponenberg
Title:	Vice President

Address:	Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration
Facsimile: (302) 636-4140

[Note Purchase Agreement]

SCHEDULE I

to Note Purchase Agreement

NOTES, PURCHASERS, INTEREST RATE, PRINCIPAL

AMOUNT AND MATURITY DATE

Series	Purchaser	Interest Rate	Principal Amount	Maturity Date
Series A Notes	2007 A-1 Pass Through Trust	6.636%	$485,086,000	July 2, 2022
Series B Notes	2007-B-1 Pass Through Trust	7.336%	106,835,000	July 2, 2019
Series C Notes	2007 C-1 Pass Through Trust	Six- Month LIBOR plus 2.25%	101,736,000	July 2, 2014

SCHEDULE I

[Note Purchase Agreement]

SCHEDULE II

to Note Purchase Agreement

AIRCRAFT, AIRCRAFT REGISTRATION NUMBER,

INDENTURE, SERIES ISSUED AND PRINCIPAL AMOUNT

Aircraft	Aircraft Registration Number	Indenture	Series Issued	Principal Amount
Boeing	N672UA	Trust Indenture and Mortgage	Equipment Note, Series A	$22,678,827.61
		(N672UA)	Equipment Note, Series B	$4,994,772.11
			Equipment Note, Series C	$4,756,399.93
Boeing	N677UA	Trust Indenture and Mortgage	Equipment Note, Series A	$25,993,586.93
		(N677UA)	Equipment Note, Series B	$5,724,812.83
			Equipment Note, Series C	$5,451,599.92
Boeing	N211UA	Trust Indenture and Mortgage	Equipment Note, Series A	$33,871,385.09
		(N211UA)	Equipment Note, Series B	$7,459,814.61
			Equipment Note, Series C	$7,103,799.92
Boeing	N212UA	Trust Indenture and Mortgage	Equipment Note, Series A	$34,317,199.23
		(N212UA)	Equipment Note, Series B	$7,558,000.50
			Equipment Note, Series C	$7,197,299.93
Boeing	N213UA	Trust Indenture and Mortgage	Equipment Note, Series A	$34,542,728.73
		(N213UA)	Equipment Note, Series B	$7,607,671.00
			Equipment Note, Series C	$7,244,599.93
Boeing	N214UA	Trust Indenture and Mortgage	Equipment Note, Series A	$34,542,728.73
		(N214UA)	Equipment Note, Series B	$7,607,671.00
			Equipment Note, Series C	$7,244,599.93
Boeing	N216UA	Trust Indenture and Mortgage	Equipment Note, Series A	$44,130,355.29
		(N216UA)	Equipment Note, Series B	$9,719,244.43
			Equipment Note, Series C	$9,255,399.94
Boeing	N217UA	Trust Indenture and Mortgage	Equipment Note, Series A	$44,261,477.11
		(N217UA)	Equipment Note, Series B	$9,748,122.64
			Equipment Note, Series C	$9,282,899.93
Boeing	N228UA	Trust Indenture and Mortgage	Equipment Note, Series A	$48,522,061.71
		(N228UA)	Equipment Note, Series B	$10,686,471.38
			Equipment Note, Series C	$10,176,466.60
Boeing	N229UA	Trust Indenture and Mortgage	Equipment Note, Series A	$48,663,673.23
		(N229UA)	Equipment Note, Series B	$10,717,659.81
			Equipment Note, Series C	$10,206,166.61
Boeing	N104UA	Trust Indenture and Mortgage	Equipment Note, Series A	$36,714,105.90
		(N104UA)	Equipment Note, Series B	$8,085,893.86
			Equipment Note, Series C	$7,699,999.94
Boeing	N107UA	Trust Indenture and Mortgage	Equipment Note, Series A	$38,009,589.31
		(N107UA)	Equipment Note, Series B	$8,371,210.39
			Equipment Note, Series C	$7,971,699.93
Boeing	N116UA	Trust Indenture and Mortgage	Equipment Note, Series A	$38,838,281.13
		(N116UA)	Equipment Note, Series B	$8,553,655.44
			Equipment Note, Series C	$8,145,067.49

SCHEDULE II

[Note Purchase Agreement]

SCHEDULE II

[Note Purchase Agreement]

SCHEDULE III

to Note Purchase Agreement

INDENTURES

1. Trust Indenture and Mortgage (N672UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

2. Trust Indenture and Mortgage (N677UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

3. Trust Indenture and Mortgage (N211UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

4. Trust Indenture and Mortgage (N212UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

5. Trust Indenture and Mortgage (N213UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

6. Trust Indenture and Mortgage (N214UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

7. Trust Indenture and Mortgage (N216UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

8. Trust Indenture and Mortgage (N217UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

9. Trust Indenture and Mortgage (N228UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

10. Trust Indenture and Mortgage (N229UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

SCHEDULE III

[Note Purchase Agreement]

11. Trust Indenture and Mortgage (N104UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

12. Trust Indenture and Mortgage (N107UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

13. Trust Indenture and Mortgage (N116UA) dated June 26, 2007 by and between United Air Lines, Inc., as owner and Wilmington Trust Company, not in its individual capacity, but solely as mortgagee.

SCHEDULE III

[Note Purchase Agreement]

ANNEX A

to Note Purchase Agreement

DEFINITIONS

“Act” means 49 U.S.C. §§ 40101-46507.

“Additional Series Equipment Notes” means Equipment Notes of each series issued under an Indenture and designated other than as “Series A”, “Series B” or “Series C” issued thereunder, if any.

“Airframe” has the meaning set forth in the Indentures.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Basic Pass Through Trust Agreement” means the Pass Through Trust Agreement, dated June 26, 2007, between the Company and Pass Through Trustee, as such agreement may be supplemented, amended or modified, but does not include any Trust Supplement.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Chicago, Illinois or Wilmington, Delaware.

“Certificates” has the meaning set forth in the fifth recital to the Note Purchase Agreement.

“Certificateholder” means the Person in whose name a Certificate is registered in the Register.

“Class” means the class of Certificates issued by each Pass Through Trust.

“Class A Certificates” means Certificates issued by the Class A Pass Through Trust.

“Class B Certificates” means Certificates issued by the Class B Pass Through Trust.

“Class C Certificates” means Certificates issued by the Class C Pass Through Trust.

“Engines” has the meaning set forth in the Indentures.

“Equipment Notes” means and includes any equipment notes issued under any Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of such Indenture) and any Equipment Note issued under any Indenture in exchange for or replacement of any other Equipment Note.

“Event of Loss” has the meaning set forth in the Indentures.

“FAA” means the Federal Aviation Administration of the United States.

ANNEX A

[Note Purchase Agreement]

“FAA Filed Document” has the meaning set forth in the Indentures.

“Financing Agreements” means, collectively, the Participation Agreements, the Indentures and the Equipment Notes issued thereunder.

“Financing Statements” has the meaning set forth in the Indentures.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

“Indenture” means each of the thirteen (13) Trust Indenture and Mortgages between the Company and the relevant Loan Trustee identified on Schedule III hereto, as amended, supplemented or modified from time to time, including by any Indenture Supplements.

“Indenture Event of Default” has the meaning set forth in the Indentures.

“Indenture Supplements” has the meaning assigned to the term “Trust Indenture Supplement” in the Indentures.

“Intercreditor Agreement” has the meaning set forth in the seventh recital to the Note Purchase Agreement.

“International Interest” has the meaning set forth in the Indentures.

“International Registry” has the meaning set forth in the Indentures.

“Issuance Date” means the date of the original issuance of the Certificates.

“Law” means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Lien” has the meaning set forth in the Indentures.

“Liquidity Facility” has the meaning set forth in the seventh recital to the Note Purchase Agreement.

“Liquidity Facility Fee Letter” has the meaning set forth in the Intercreditor Agreement.

“Liquidity Provider” has the meaning set forth in the seventh recital to the Note Purchase Agreement.

ANNEX A

[Trust Supplement No. 2007-1C]

“Loan Trustee” means the “Mortgagee” as defined in the Financing Agreements.

“Material Adverse Change” has the meaning set forth in the Indentures.

“Note Purchase Agreement” means the Note Purchase Agreement to which this Annex A is attached.

“Operative Agreements” means, collectively, the Pass Through Trust Agreements, the Liquidity Facilities, the Intercreditor Agreement, the Equipment Notes, the Certificates and the Financing Agreements.

“Participation Agreements” means each of the Participation Agreements as defined in the Indentures.

“Pass Through Trust” has the meaning set forth in the fifth recital to the Note Purchase Agreement.

“Pass Through Trust Agreement” means each of the three separate Trust Supplements referred to in the fifth recital to the Note Purchase Agreement, together in each case with the Basic Pass Through Trust Agreement, each dated as of the Issuance Date, by and between the Company and Pass Through Trustee.

“Permitted Lien” has the meaning set forth in the Indentures.

“Person” means any individual, firm, partnership, joint venture, trust, trustee, Government Entity, organization, association, corporation, limited liability company, government agency, committee, department, authority and other body, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

“Rating Agencies” means, collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Certificates and which shall then be rating the Certificates. The initial Rating Agencies will be Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Rating Agency Confirmation” means, with respect to any action proposed to be taken, a written confirmation from each of the Rating Agencies that such action would not result in (i) a reduction of the rating for any Class of Certificates then rated by the Rating Agencies below the then current rating for such Class of Certificates or (ii) a withdrawal or suspension of the rating of any Class of Certificates then rated by the Rating Agencies.

“Register” means the register maintained pursuant to Sections 3.04 and 7.12 of the Basic Pass Through Trust Agreement with respect to each Pass Through Trust.

“Section 1110” means 11 U.S.C. § 1110 of the Bankruptcy Code or any successor or analogous Section of the federal bankruptcy Law in effect from time to time.

ANNEX A

[Note Purchase Agreement]

“Series A Equipment Notes” means Equipment Notes issued under an Indenture and designated as “Series A” thereunder.

“Series B Equipment Notes” means Equipment Notes issued under an Indenture and designated as “Series B” thereunder.

“Stated Interest Rate” has the meaning set forth in the Intercreditor Agreement.

“Series C Equipment Notes” means Equipment Notes issued under an Indenture and designated as “Series C” thereunder.

“Taxes” means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

“Taxing Authority” means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

“Triggering Event” has the meaning assigned to such term in the Intercreditor Agreement.

“Trust Supplement” means an agreement supplemental to the Basic Pass Through Trust Agreement pursuant to which (i) a separate trust is created for the benefit of the holders of the pass through certificates of a class, (ii) the issuance of the pass through certificates of such class representing fractional undivided interests in such trust is authorized and (iii) the terms of the pass through certificates of such Class are established.

“Underwriters” has the meaning set forth in the eighth recital to the Note Purchase Agreement.

“Underwriting Agreement” has the meaning set forth in the eighth recital to the Note Purchase Agreement.

ANNEX A